Corning Natural Gas Corporation Certification under Section 906 of the Sarbanes/Oxley Act-filed as part of the 10-K for Year Ended September 30, 2006.

Presented on signature page of 10-K

CERTIFICATION

Each of the undersigned hereby certifies in his capacity as an officer of Corning Natural Gas Corporation (the "Company") that the Annual Report of the Company on Form 10-K for the period ended September 30, 2006 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition of the Company at the end of such period and the results of operations of the Company for such period.

Dated: December 29, 2006

/s/ Michael German

Michael German, President & Chief Executive Officer

/s/ FI SARHANGI

Fi Sarhangi, Chief Financial Officer & Treasurer